AGENT MARKETING AGREEMENT

This Agent Marketing Agreement ("Agreement") is entered into as of this 1st day of July, 2001, between SE GLOBAL EQUITIES, INC. ("SEG"), a corporation duly incorporated under the laws of Cayman Island, and DTS Daytrading Systems Inc. (the "Agent"), having a business address at 6-12-4 Koito Building 2f, 4fl, Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan.

WHEREAS:

A. SEG and its subsidiaries have the right to market certain and license direct access software including SE Global Trade, Townsend Real-tick and the corresponding user Manual(s) or other user documentation (collectively, with changes or modifications made by SEG from time to time, called the "Licensed Product") under the name "SE Global Trade" and other brand names respectively.

B. The Licensed Product provides, among other application features: (1) electronic message functions in the form of order entry and order routing; and (2) functions to receive, access and/or display market information consisting of securities and commodity prices, other information and other data (collectively "Data") that is provided by certain stock exchanges, commodity exchanges, news and other information sources (collectively "Sources").

C. Agent desires to be authorized by SEG to market the Licensed Product and to solicit customers to become Subscribers or sub-licensees of the Licensed Product within the assigned territory ("Territory") described in Schedule C.

NOW, THEREFORE, and in consideration of the terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SEG and Agent agree as follows:

1. APPOINTMENT - Agent is authorized on a non-exclusive basis to market on behalf of SEG the use of the Licensed Product to prospective Subscribers within the Territory. Agent shall have the right to permit third parties to sub-market such licenses on behalf of and as an agent for the Agent provided:

(a) Each sub-marketer shall do so in accordance with the terms and conditions of this Agreement;

(b) The sub-marketer shall have received the prior approval of SEG in writing.

Agent shall bear all costs and expenses with respect to marketing of the Licensed Product. SEG shall have the right to change, modify, release new versions of, or add to or delete from the Licensed Product at any time and from time to time.

Agent is either a registered broker/dealer in the Territory ("Broker Agent") or an individual or entity ("Individual Agent") doing business within the Territory. "Agent" means a Broker Agent or an Individual Agent where used in this Agreement unless otherwise stated.

2. ACCEPTANCE OF ORDERS AND GRANTING OF LICENSES BY SEG - Agent shall cause all prospective Subscribers to submit to SEG nominated parties the Subscriber Agreement duly executed for acceptance or rejection by such parties. These parties shall have the right to accept or reject any Subscriber Agreement submitted to it in their sole discretion. SEG may change any terms and conditions in the Subscriber Agreement upon fifteen (15) days notice to Agent.

3. AGENT'S RESPONSIBILITIES - Agent agrees with SEG as follows:

(a) Agent shall maintain high standards of business conduct and shall conduct its business at all times in such a manner as will reflect favorably on SEG, its affiliates, the Licensor and the Sources, as reasonably determined by SEG, and shall avoid deceptive, misleading or unethical practices or advertising with respect to SEG, the Licensed Product and/or the Data.

(b) SEG may, at its discretion, provide Agent with demonstration copies of the Licensed Product at discounted rate. Agent and its employees may use the demonstration copies for demonstration purposes only and not for personal use.

(c) Agent shall at all times comply with the conditions of this Agreement and all SEG Policies.

(d) Agent shall conduct business in its own name, and have and maintain, at its own expense, all licenses, permits and consents required to conduct its business and to perform its obligations under this Agreement including without limitation registration as a Broker/Dealer if Agent is a Broker Agent. If the Agent is an Individual Agent, the Individual Agent may or may not be required by local law to direct the referral to a registered Broker Dealer within the Subscriber's home jurisdiction. It is the Individual Agent's sole responsibility to seek independent legal advice to this regard.

(e) Agent shall under no circumstances make any warranty, representation, covenant or agreement of any nature or kind on behalf of or purported to be binding on SEG or the Licensor unless previously expressly authorized in writing to do so by SEG. Agent shall not accept or purport to accept any Subscription Agreement on behalf of SEG or the Licensor.

(f) Agent acknowledges that:

(i) It has reviewed and understands the Subscriber Agreement and all of the representations, warranties, indemnities and disclaimers set forth therein;

(ii) It will not make or permit its employees or representatives to make any representation to any prospective Subscriber, which in any manner whatsoever contradicts the terms, or provisions contained in the Subscriber Agreement and will provide a copy of the Subscriber Agreement to each prospective Subscriber on request.

(g) Agent acknowledges: (i) neither SEG nor the Licensor provides any investment advice; (ii) neither SEG nor the Licensor provides any clearing services; (iii) the Licensed Product and Data provided through the Licensed Product are not intended to provide legal, investment or tax advice and any Subscriber requiring such advice must consult professional advisors; and (iv) Neither SEG nor the Licensor assume any responsibility and shall not be liable to Agent, Subscribers or any other person for any decision made or action taken in reliance upon the Licensed Product, the Data or any other information or Data provided through the Licensed Product and/or Data.

4. FEES

(a) SEG shall play the Agent those amounts set forth and calculated in accordance with Schedule B. All payment obligations shall cease forthwith upon termination of this Agreement except for payments due for Subscriber activities prior to the date of termination and except as specifically set out in Schedule B.

(b) Fees charged to Subscribers pursuant to Subscriber Agreements are subject to change upon notice contained in the Subscriber Agreement and Transaction Fees are also subject to change. Due to the competitive nature of the industry, Transaction Fees derived from Subscribers are predicted to decline in line with competitive standards associated with the industry at large, and therefore the compensation payable to all Broker Agents is subject to review and revision every six month period or whenever necessary. If any Subscriber fails to pay fees and other amounts as prescribed in the Subscriber Agreement, the Subscriber's Subscriber Agreement may be terminated in accordance with its provisions.

5. LIMITATION OF LIABILITY - SEG, its employees, servants and agents shall not be liable for any direct, indirect, incidental, consequential, punitive, special or exemplary damages (including, without limitation, loss of profits, loss of use, and/or trading losses) resulting from or arising out of, or in connection with this Agreement or the use or application of the Licensed Product, whether in contract, tort, strict liability, statutory liability or otherwise, and whether or not such damages were foreseen, unforeseen or foreseeable, even if SEG has been advised of the possibility of such damages. This section shall survive any termination or expiration of this agreement.

6. TERM AND TERMINATION

This Agreement commences on the Effective Date and continues thereafter until terminated as follows:

(a) Either party may terminate this Agreement on ninety (90) days written notice to the other party.

(b) In the event either party breaches any term or condition of this Agreement, the non-defaulting party may, in its sole discretion, terminate this Agreement upon fifteen (15) days written notice (or no notice as provided in Section 12). Notwithstanding anything else contained in this Agreement, either party may terminate this Agreement immediately without liability of any kind if any part of this Agreement is in breach of any Laws or any Regulatory Authority or Source requires such discontinuance.

(c) The right of a party to terminate this Agreement for a breach shall be in addition to any other remedy that the non-defaulting party may have against the defaulting party, all of which remedies shall be cumulative and none of which shall be the exclusive remedy.

(d) If Agent or any of its employees, agents or representatives shall attempt to use or market the Licensed Product and/or Data in a manner contrary to the terms of this Agreement, SEG shall have the right, in addition to all other remedies available to it, to seek injunctive relief enjoining such acts or attempts, it being acknowledged that remedies at law are inadequate.

(e) The provisions of Sections 5, 6(c), 7, 8 and 9 shall survive the termination or expiration of this Agreement.

7. INDEMNIFICATION - Agent agrees to indemnify, defend and hold SEG its affiliates, directors, officers, shareholders, employees, representatives, agents, successors and assigns, harmless from and against any and all claims, losses, damages, liabilities, obligations, judgments, causes of action, costs, charges, expenses and fees including reasonable attorneys' fees and costs arising out of: (a) any breach or alleged breach by Agent of this Agreement; or (b) any negligence or willful or reckless actions or misconduct of Agent or Agent's employees or agents with respect to this Agreement or SEG or the SEG Confidential Information.

8. CONFIDENTIALITY - Agent acknowledges that it may come in contact with, receive, and have access to SEG Confidential Information in its performance of this Agreement. Agent shall take all reasonable precautions necessary to safeguard the confidentiality of the SEG Confidential Information, including at a minimum, those taken by Agent to protect Agent's own confidential information, which, in no event, shall be less than a reasonable standard of care. Agent shall not allow the removal or defacement of any confidentiality or proprietary notice placed on the Licensed Product, Data/or other SEG Confidential Information. The placement of copyright notices on these items shall not constitute publication or otherwise impair their confidential nature. Agent shall maintain the confidentiality of the SEG Confidential Information and shall forthwith return all SEG Confidential Information to SEG on termination or expiration of this Agreement.

Agent shall not disclose, and shall prevent its employees and agents from disclosing, in whole or in part, SEG Confidential Information to any individual or entity, except as with express prior written authorization by SEG. Agent acknowledges that any unauthorized use of the Licensed Product or the disclosure of other SEG Confidential Information may cause irreparable damage to SEG. If an unauthorized use or disclosure occurs, Agent shall immediately notify SEG and take all steps necessary to recover such unauthorized use of the Licensed Product, and/or disclosure of SEG Confidential Information to cease.

9. TRADEMARKS AND SERVICE MARKS - Agent agrees that all marketing efforts and all documentation related to the Licensed Product and/or Data, including, but not limited to, print and electronic advertisements and literature, shall state that the Licensed Product is the property of and licensed by SEG and is marketed under the name "SE Global Trade" or such other names as SEG may determine from time to time. SEG grants to Agent a personal, non-exclusive, non-transferable license to use SEG's trademarks ("Marks") in accordance with this Agreement for advertising, promotion and marketing of the Licensed Products. Agent shall include in any and all advertising, promotional or informational materials, websites, or other print or electronic media, the copyright notice(s) and Marks as they appear on the Licensed Product. Agent shall submit to SEG, for SEG's review and approval prior to using and/or displaying the Marks, all promotional materials, advertising and other materials using and/or displaying the Marks. Except for those limited rights expressly granted herein, no other rights to the Marks including, without limitation, any title or ownership rights are granted hereunder. At no time during or after the termination of this Agreement, shall Agent assert, claim any interest in, seek to register directly or indirectly, or take any action that may adversely affect the validity of any Marks or other notices of proprietary rights of SEG including, without limitation, any act that may infringe, lead to the infringement or dilute the distinctiveness of any Marks or other notices of proprietary rights of SEG. Agent agrees to notify SEG promptly of any known or suspected misuse of the Marks or other of SEG's notices of proprietary rights and cooperate with SEG in any proceedings brought to enforce any rights, title or interest in any Marks or other notices of proprietary rights used under this Agreement. Agent, its agents and contractors shall not display, alter or use on any Web site, or in any printed documents, whether promotional, informational or otherwise, the Subscriber Agreement or any documents provided by the Sources without prior written authorization from SEG. Agent acknowledges and agrees that the Marks are the property of and are valuable to SEG and represent the goodwill of SEG and are distinctive.

10. EQUITABLE RELIEF - The Parties acknowledge that any breach of their obligations under this Agreement will cause irreparable injury to the non-breaching party and/or the Sources, as applicable, for which there are inadequate remedies at law and, therefore, the non-breaching party and/or the Sources shall be entitled to equitable relief in addition to all other remedies provided by this Agreement or available at law.

11. COMPLIANCE WITH LAWS - Agent shall comply with all applicable Laws. Agent represents and warrants that Agent shall not intentionally engage in, nor is to its knowledge currently engaged in, the operation of any unlawful transactions and/or business. Agent shall not use, nor shall Agent permit any third party to use, the Licensed Product and/or the Data for any unlawful purpose. In the event SEG believes that Agent is not in compliance with the terms of this Section, SEG reserves the right to terminate this Agreement at any time with or without notice and without incurring any liability or obligation in connection therewith.

12. RELATIONSHIP BETWEEN PARTIES - The relationship between Agent and SEG is that of independent contractors and nothing contained in this Agreement shall be construed to constitute either party as the partner, joint venture, employee or agent of the other. Broker Agent will be required to execute a standard form of Broker to Broker Agreement with Global American Investment, Inc. Terms and conditions of the Broker to Broker Agreement to be mutually agreed upon by parties and in accordance with NASD regulations.

13. ASSIGNMENT - Except as otherwise specifically provided for herein, Agent shall not assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, in whole or in part, without SEG's prior written consent.

14. FORCE MAJEURE - Neither party shall have any liability for any failure or delay in performing any obligation under this Agreement (except for payments due and owing to SEG) due to circumstances beyond its reasonable control including, but not limited to, acts of God or nature, actions of the government, fires, floods, strikes, civil disturbances or terrorism, or power, communications line, satellite or network failures.

15. GOVERNING LAW; EXCLUSIVE JURISDICTION - This Agreement, and all the rights and duties of the parties arising from or relating in any way to the subject matter of this Agreement or the transaction(s) contemplated by it, shall be governed by, construed and enforced in accordance with the laws of Cayman Island. Any suit or proceeding relating to this Agreement shall be brought in the courts of Cayman Island and Agent hereby defers to the Courts of Cayman Island and agrees that any judgment of the Courts of Cayman Island shall be binding on and enforceable against the Agent.

16. PAYMENT OF LEGAL COSTS AND FEES - In the event any legal action is taken by either party to enforce the terms of this Agreement, the non-prevailing party shall pay all related court costs and expenses including, without limitation, disbursements and reasonable attorneys' fees, of the prevailing party.

17. NOTICE - All notices or approvals required or permitted under this Agreement must be given in writing and sent by ordinary mail delivery or electronic transmission and if mailed shall be deemed received fourteen (14) days after mailing and if delivered or sent by electronic means shall be deemed received on the date of delivery or receipt of transmission, as the case may be. Agent shall give prompt written notice to SEG of any change of the name, nature or address of Agent's business.

18. MISCELLANEOUS

(a) The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

(b) Whenever the singular number is used in this Agreement and when required by the context, the same shall include plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

(c) No third party beneficiaries are contemplated by this Agreement, and specifically any SEG Subscriber shall not be deemed a third party beneficiary under or pursuant to this Agreement.

(d) Any waiver or modification of this Agreement shall not be effective unless executed in writing and signed by authorized representatives of SEG and Agent.

(e) The failure of either party to enforce, or the delay by either party in enforcing, any of its rights under this Agreement shall not be deemed to be a waiver or modification by the parties of any of their rights under this Agreement.

(f) If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, in whole or in part, such holding shall not affect the validity of the other provisions of this Agreement, unless SEG in good faith deems the unenforceable provision to be essential, in which case SEG may terminate this Agreement effective immediately upon notice to Agent.

(g) This Agreement, together with all of the Exhibits, Schedules, Attachments and Addenda hereto which are incorporated into this Agreement in full by this reference thereto, constitute the complete and entire agreement between the parties and supersedes any prior agreements or understandings between the parties with respect to its subject matter.

(h) The recitals appearing at the beginning of this Agreement and the Schedules attached hereto (including the definitions in Schedule A) form part of this Agreement.

(i) Agent represents that the signatory below is authorized to act in behalf of the named Agent.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.
SE GLOBAL EQUITIES INC. By: /s/ Toby Chu (Authorized Signatory) Print Name & Title: Toby Chu President	AGENT [Broker or Individual]: By /s/ Y Takada (Authorized Signatory) Print Name & Title: Yasuyuki Takada/President

SCHEDULES

Schedule A: Definitions

Schedule B: Fee & Payment Terms/Payment and Services

Schedule C: Territory

Schedule of Basic Retainer Invoice Amounts/Expenses Reimbursement